EXHIBIT 31.1

                                  CERTIFICATION

I, Sean A. Dobson, certify that:


     1. I have reviewed this annual report on Form 10-K in respect of the USAutos Series 2004-1 Trust (the "Trust");

     2. Based on my knowledge, the information in this annual report, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

     3. Based on my knowledge, the distribution or servicing information required to be provided to the Depositor by the Trustee under the pooling and servicing or similar agreement, for inclusion in this annual report is included in this report;

     4. I am responsible for reviewing the activities performed by the Depositor and the Trustee under the pooling and servicing or similar agreement and based upon my knowledge and the annual compliance review required under that agreement, and except as disclosed in this annual report, the Depositor and Trustee have each fulfilled its obligations under that agreement; and

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated party: U.S. Bank Trust National Association, as Trustee.



Date: March 21, 2007

/s/ Sean A. Dobson
-------------------------
Sean A. Dobson, President